January 3, 2006
Mail Stop 4561

By U.S. Mail and facsimile to (573) 761-6272

Mr. James E. Smith
Chief Executive Officer
Exchange National Bancshares, Inc.
132 East High Street
Jefferson City, MO 65101

Re:	Exchange National Bancshares, Inc
      Form 10-K for Fiscal Year Ended December 31, 2004
	File No.  000-23636

Dear Mr. Smith:

	We have completed our targeted review of your Form 10-K and related filings and have no further comments at this time.

					Sincerely,



		Don Walker
		Senior Assistant Chief Accountant